Exhibit 99.1

Onto Innovation Reports

2020 Fourth Quarter and Full Year Results

Metrology Systems for Advanced Nodes Contribute to 23% Quarterly Growth

Operating Income Increased 58% Over the Third Quarter

Wilmington, Mass., February 4, 2021 – Onto Innovation Inc. (NYSE: ONTO) today announced financial results for the fourth quarter and full year results for 2020.

2020 Fourth Quarter and Full Year Highlights

•	Quarterly revenue of $155.1 million increased 23% compared to $126.5 million in the 2020 third quarter and exceeded management’s guidance.
•	Revenue from RF customers supporting the 5G ramp increased 100% over the third quarter.
•	Aspect® metrology system accepted by a top three supplier of 3D NAND, displacing the incumbent metrology tool in the fourth quarter.
•	Penetrated a leading DRAM customer with first IMPULSE® integrated metrology systems gaining significant market share and becoming process tool of record to support significant ramp in 2021.
•	Achieved annualized merger cost synergies of $24 million driving improved combined company results.
•	Technology synergies enabled the introduction of the new Iris™ films system resulting in multiple orders delivered to a top three semiconductor manufacturer.
•	New product introductions in metrology and inspection expected to increase 2021 TAM and SAM by over 20%.
•	Entered long-term operating model with fourth quarter Non-GAAP operating margin of 24%.
•	Cash and marketable securities increased $33 million in the fourth quarter and cash from operations was 21% of revenue in the quarter.

The following and subsequent financial tables, as well as commentary and comparisons to 2019 in this release, include the results of Rudolph Technologies, Inc. through October 25, 2019, and the results of Onto Innovation from October 26, 2019 through December 31, 2019.

Onto Innovation Inc.
Key Financial Data for the Quarters Ended December 26, 2020,
September 26, 2020, and December 31, 2019

(in thousands, except per share amounts)

US GAAP
	December 2020	September 2020	December 2019*
Revenue	$155,128	$126,492	$120,558
Gross profit margin	49%	54%	33%
Operating income (loss)	$14,711	$9,282	$(23,359)
Net income (loss)	$19,914	$8,091	$(17,752)
Net income (loss) per diluted share	$0.40	$0.16	$(0.41)

US NON-GAAP
	December 2020	September 2020	December 2019*
Revenue	$155,128	$126,492	$120,558
Gross profit margin	54%	54%	51%
Operating income	$37,633	$23,786	$20,241
Net income	$35,555	$19,602	$18,065
Net income per diluted share	$0.72	$0.40	$0.41

*The results for December 2019 include the results of Rudolph Technologies, Inc. through October 25, 2019 and Onto Innovation from October 26 to December 31, 2019.

Michael Plisinski, chief executive officer of Onto Innovation commented, “The extraordinary challenges of integrating two similar sized companies while simultaneously operating under the constraints of a global pandemic underscored the strength of the Onto Innovation team.  Together, we released six new products and expanded our growth opportunities in new markets for advanced packaging and image sensors as well as in the advanced nodes for logic, DRAM, and 3D-NAND.  The strong revenue growth in the fourth quarter was a combination of market strength in memory and RF communications in support of the initial 5G handset ramp as well as the acceptance of several of our new product releases.”

Plisinski concluded, “In addition to expanding our market opportunities, we are deepening our customer partnerships across the value chain by working collaboratively on identifying future challenges and potential solutions.  This is expanding our view of the horizon and illuminating exciting possibilities for our team.  Our guidance for the first quarter reflects our confidence for what is ahead. Secular demand for 5G enabled handsets and base stations continues to increase.  High performance computing engines for AI and data center applications also remain strong and are driving demand for DRAM.  The electronics industry is profoundly changing the world in which we live. We are excited to do our part to ensure it’s a better planet. Our activities began as we developed our first corporate responsibility report and created our corporate environmental goals. This year gave us many examples of how critical this is for our society and the environment and we look forward to contributing to this effort.”

Fourth Quarter 2020 and Full Year GAAP Financial Results

•

Fourth quarter revenue totaled $155.1 million, an increase of 23% compared with $126.5 million for the third quarter of 2020. For the full year, revenue totaled $556.5 million compared to $305.9 million in the prior year.

•

Gross profit margin was 49% of revenue in the fourth quarter of 2020, compared to 54% in the third quarter of 2020. Fourth quarter gross margin was negatively impacted by an inventory reserve for a discontinued product line. For the full year 2020, gross profit margin was 50% compared to 44% in the prior year.

•

Operating expenses for the fourth quarter of 2020 totaled $60.6 million, an increase of $1.0 million compared to $59.6 million in the third quarter of 2020.  For the full year, operating expenses were $251.8 million compared to $140.1 million in the prior year.

•

The income tax provision was a benefit of $5.4 million for the fourth quarter of 2020 compared to $836 thousand of expense in the 2020 third quarter.  The fourth quarter benefit was primarily due to the conclusion of an IRS audit covering the years 2016 to 2018 and a net operating loss carryback claim to tax years with higher statutory tax rates.

•

GAAP net income for the fourth quarter of 2020 was $19.9 million, or $0.40 per diluted share, compared with $8.1 million, or $0.16 per diluted share, for the 2020 third quarter. For the full year, net income was $31.0 million, or $0.63 per diluted share compared to net income of $1.9 million, or $0.06 per diluted share in the prior year.

Fourth Quarter 2020 and Full Year Non-GAAP Financial Results

•

Fourth quarter 2020 non-GAAP net income was $35.6 million, or $0.72 per diluted share, and was above the high end of previous guidance, compared to non-GAAP net income of $19.6 million, or $0.40 per diluted share in the third quarter 2020. For the full year, non-GAAP net income was $95.7 million, or $1.93 per diluted share compared to $41.8 million, or $1.39 per diluted share in the prior period.

•	Non-GAAP results exclude merger-related expenses, restructuring costs and the amortization of intangible assets as detailed in the accompanying tables.

Balance Sheet

•	As of December 26, 2020, cash and marketable securities increased $53.5 million for the year, net of $52 million of stock repurchases in 2020, and ended at $373.7 million.
•	Working capital increased $32.1 million from the 2020 third quarter and ended the year at $611.6 million.
•	Accounts receivable totaled $149.3 million as of the end of the year and inventory ended the year at $191.2 million.

Outlook

The Company is currently anticipating revenue for the first quarter 2021 to be in the range of $155 million to $169 million. This guidance assumes that the safety protocols in place continue to limit the impact of COVID-19 on our factories and our suppliers. The upper end of this guidance is predicated on the approval of the Company’s application for a license to deliver an ordered product that was recently restricted from shipping to China. Within this revenue range the Company is expecting GAAP net income per diluted share to be in the range of $0.35 to $0.49 and non-GAAP net income per diluted share to be in the range of $0.62 to $0.76.

Webcast & Conference Call Details

Onto Innovation will host a conference call at 4:30 p.m. Eastern Time today, February 4, 2021, to discuss its fourth quarter and full year 2020 financial results in greater detail. To participate in the call, please dial (800) 437-2398 or International: +1 (929) 477-0577 and reference conference ID 109830 at least five (5) minutes prior to the scheduled start time. A live webcast will also be available at www.ontoinnovation.com.

To listen to the live webcast, please go to the website at least fifteen (15) minutes early to register, download and install any necessary audio software. There will be a replay of the conference call available from 7:30 p.m. ET on February 4 until 7:30 p.m. ET on February 11, 2021. To access the replay, please dial (888) 203-1112 and conference ID 109830 at any time during that period. A replay will also be available at www.ontoinnovation.com.

Discussion of Non-GAAP Financial Measures

The Company has provided in this release non-GAAP financial measures, including non-GAAP net income and non-GAAP EPS, which exclude amortization of acquisition-related intangible assets, certain acquisition-related expenses and benefits, and restructuring costs. Non-GAAP net income and non-GAAP EPS can also exclude certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, tax provisions/benefits related to the previous items, and significant discrete tax events. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods.

We utilize several different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures to be helpful in assessing the performance of the ongoing operation of our business. We believe that disclosing non-GAAP financial measures provides useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. We also believe that disclosing non-GAAP financial measures provides useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies. More specifically, management adjusts for the excluded items for the following reasons:

Amortization of purchased intangible assets: we do not acquire businesses and assets on a predictable cycle. The amount of purchase price allocated to the purchased intangible assets and the term of amortization can vary significantly and are unique to each acquisition or purchase. We believe that excluding amortization of purchased intangible assets allows the users of our financial statements to better review and understand the historic and current results of our operations, and also facilitates comparisons to peer companies.

Merger or acquisition related expenses and benefits: we incur expenses or benefits with respect to certain items associated with our mergers and acquisitions, such as transaction and integration costs, change in control payments, adjustments to the fair value of assets, etc. We exclude such expenses or benefits as they are related to acquisitions and have no direct correlation to the operation of our on-going business.

Restructuring charges: we incur restructuring and impairment charges on individual or groups of employed assets, which arise from unforeseen circumstances and/or often occur outside of the ordinary course of our on-going business. Although these events are reflected in our GAAP financials, these unique transactions may limit the comparability of our on-going operations with prior and future periods.

Significant litigation charges or benefits and legal costs: we may incur charges or benefits as well as legal costs in connection with litigation and other contingencies unrelated to our core operations. We exclude these charges or benefits, when significant, as well as legal costs associated with significant legal matters, because we do not believe they are reflective of on-going business and operating results.

Income tax expense: we estimate the tax effect of the items identified to determine a non-GAAP annual effective tax rate applied to the pretax amount in order to calculate the non-GAAP provision for income taxes. We also adjust for items for which the nature and/or tax jurisdiction requires the application of a specific tax rate or treatment.

From time to time in the future, there may be other items excluded if we believe that doing so is consistent with the goal of providing useful information to investors and management.

There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact on our reported financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP in the United States. Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying this press release.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”) which include Onto Innovation’s business momentum and future growth; the benefit to customers of Onto Innovation’s products and customer service; Onto Innovation’s ability to both deliver products and services consistent with our customers’ demands and expectations and strengthen its market position; Onto Innovation’s expectations regarding the semiconductor market outlook; Onto Innovation’s first quarter 2021 financial outlook; as well as other matters that are not purely historical data. Onto Innovation wishes to take advantage of the “safe harbor” provided for by the Act and cautions that actual results may differ materially from those projected as a result of various factors, including risks and uncertainties, many of which are beyond Onto Innovation’s control. Such factors include, but are not limited to, the length, severity and potential business impact of the COVID-19 pandemic, the Company’s ability to leverage its resources to improve its position in its core markets; its ability to weather difficult economic environments; its ability to open new market opportunities and target high-margin markets; the strength/weakness of the back-end and/or front-end semiconductor market segments; fluctuations in customer capital spending and any potential impact as a result of the novel coronavirus situation. Additional information and considerations regarding the risks faced by Onto Innovation are available in Onto Innovation’s Form 10-K report for the year ended December 31, 2019 and other filings with the Securities and Exchange Commission. As the forward-looking statements are based on Onto Innovation’s current expectations, the Company cannot guarantee any related future results, levels of activity, performance or achievements. Onto Innovation does not assume any obligation to update the forward-looking information contained in this press release.

About Onto Innovation

Onto Innovation is a leader in process control, combining global scale with an expanded portfolio of leading-edge technologies that include: Un-patterned wafer quality; 3D metrology spanning chip features from nanometer scale transistors to large die interconnects; macro defect inspection of wafers and packages; elemental layer composition; overlay metrology; factory analytics; and lithography for advanced semiconductor packaging. Our breadth of offerings across the entire semiconductor value chain helps our customers solve their most difficult yield, device performance, quality, and reliability issues. Onto Innovation strives to optimize customers’ critical path of progress by making them smarter, faster and more efficient. Headquartered in Wilmington, Massachusetts, Onto Innovation supports customers with a worldwide sales and service organization. Additional information can be found at www.ontoinnovation.com.

Source: Onto Innovation Inc.

For more information, please contact:

Michael Sheaffer

+1.978.253.6273

Mike.Sheaffer@OntoInnovation.com

(Financial tables follow)

ONTO INNOVATION INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands) - (Unaudited)

	December 26, 2020	December 31, 2019

ASSETS
Current assets
Cash, cash equivalents and marketable securities	$373,722	$320,236
Accounts receivable, net	149,251	123,656
Inventories	191,217	176,134
Prepaid and other assets	17,471	21,638
Total current assets	731,661	641,664
Net property, plant and equipment	87,950	98,420
Intangibles, net	624,989	679,101
Other assets	23,572	29,395
Total assets	$1,468,172	$1,448,580

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$77,258	$53,942
Other current liabilities	42,833	31,801
Total current liabilities	120,091	85,743
Other non-current liabilities	83,335	98,811
Total liabilities	203,426	184,554
Stockholders’ equity	1,264,746	1,264,026
Total liabilities and stockholders’ equity	$1,468,172	$1,448,580

(Financial tables to follow)

ONTO INNOVATION INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts) - (Unaudited)

	Three Months Ended			Twelve Months Ended
	December 26,	September 26,	December 31,	December 26,	December 31,
	2020	2020	2019*	2020	2019*
Revenue	$155,128	$126,492	$120,558	$556,496	$305,896
Cost of revenue	79,779	57,604	80,971	278,043	170,868
Gross profit	75,349	68,888	39,587	278,453	135,028
Operating expenses:
Research and development	21,812	19,678	16,705	84,584	48,358
Sales and marketing	11,272	11,924	12,637	48,136	28,251
General and administrative	14,889	14,358	24,320	65,310	53,017
Amortization	12,665	13,646	9,284	53,746	10,445
Total operating expenses	60,638	59,606	62,946	251,776	140,071
Operating income (loss)	14,711	9,282	(23,359)	26,677	(5,043)
Interest income, net	459	544	999	2,899	3,666
Other (expense) income, net	(643)	(899)	(61)	(2,708)	780
Income (loss) before income taxes	14,527	8,927	(22,421)	26,868	(597)
Provision (benefit) for income taxes	(5,387)	836	(4,669)	(4,157)	(2,507)
Net income (loss)	$19,914	$8,091	$(17,752)	$31,025	$1,910
Earnings (loss) per share:
Basic	$0.41	$0.17	$(0.41)	$0.63	$0.06
Diluted	$0.40	$0.16	$(0.41)	$0.63	$0.06
Weighted average shares outstanding:
Basic	48,931	48,900	43,609	49,136	29,729
Diluted	49,326	49,131	43,609	49,475	30,007

*The results for December 2019 include the results of Rudolph Technologies Inc. through October 25, 2019 and Onto Innovation from October 26 to December 31, 2019.

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(Financial tables to follow)

ONTO INNOVATION INC.

NON-GAAP FINANCIAL SUMMARY

(In thousands, except percentage and per share amounts) - (Unaudited)

	Three Months Ended			Twelve Months Ended
	December 26, 2020	September 26, 2020	December 31, 2019*	December 26, 2020	December 31, 2019*
Revenue	$155,128	$126,492	$120,558	$556,496	$305,896
Gross profit	$83,958	$68,873	$60,920	$297,281	$156,361
Gross margin as percentage of revenue	54%	54%	51%	53%	51%
Operating expenses	$46,325	$45,087	$40,679	$188,724	$111,749
Operating income	$37,633	$23,786	$20,241	$108,557	$44,612
Operating margin as a percentage of revenue	24%	19%	17%	20%	15%
Net income	$35,555	$19,602	$18,065	$95,710	$41,847
Net income per diluted share	$0.72	$0.40	$0.41	$1.93	$1.39

*The results for December 2019 include the results of Rudolph Technologies Inc. through October 25, 2019 and Onto Innovation from October 26 to December 31, 2019.

RECONCILIATION OF U.S. GAAP GROSS PROFIT,

OPERATING EXPENSES AND OPERATING INCOME TO NON-GAAP

GROSS PROFIT, OPERATING EXPENSES AND OPERATING INCOME

(In thousands, except percentages) - (Unaudited)

	Three Months Ended			Twelve Months Ended
	December 26, 2020	September 26, 2020	December 31, 2019*	December 26, 2020	December 31, 2019*
U.S. GAAP gross profit	$75,349	$68,888	$39,587	$278,453	$135,028
Pre-tax non-GAAP items:
Merger related expenses	505	(15)	15,388	10,724	15,388
Restructuring expense	8,104	—	5,945	8,104	5,945
Non-GAAP gross profit	83,958	68,873	60,920	297,281	156,361
U.S. GAAP gross margin as a percentage of revenue	49%	54%	33%	50%	44%
Non-GAAP gross margin as a percentage of revenue	54%	54%	51%	53%	51%
U.S. GAAP operating expenses	$60,638	$59,606	$62,946	$251,776	$140,071
Pre-tax non-GAAP items:
Merger related expenses	1,647	645	9,867	5,906	14,761
Restructuring expense	—	228	3,116	3,399	3,116
Amortization of intangibles	12,666	13,646	9,284	53,747	10,445
Non-GAAP operating expenses	46,325	45,087	40,679	188,724	111,749
Non-GAAP operating income	$37,633	$23,786	$20,241	$108,557	$44,612
GAAP operating margin as a percentage of revenue	9%	7%	(19)%	5%	(2)%
Non-GAAP operating margin as a percentage of revenue	24%	19%	17%	20%	15%

*The results for December 2019 include the results of Rudolph Technologies Inc. through October 25, 2019 and Onto Innovation from October 26 to December 31, 2019.

(Financial tables to follow)

ONTO INNOVATION INC.

RECONCILIATION OF U.S. GAAP NET INCOME (LOSS) TO

NON-GAAP NET INCOME

(In thousands, except share and per share data) - (Unaudited)

	Three Months Ended			Twelve Months Ended
	December 26, 2020	September 26, 2020	December 31, 2019*	December 26, 2020	December 31, 2019*
U.S. GAAP net income (loss)	$19,914	$8,091	$(17,752)	$31,025	$1,910
Pre-tax non-GAAP items:
Merger related expenses	2,152	630	25,255	16,630	30,149
Restructuring expense	8,104	228	9,060	11,503	9,060
Amortization of intangibles	12,666	13,646	9,284	53,747	10,445
Net tax benefit adjustments	(7,281)	(2,993)	(7,782)	(17,195)	(9,717)
Non-GAAP net income	$35,555	$19,602	$18,065	$95,710	$41,847
Non-GAAP net income per diluted share	$0.72	$0.40	$0.41	$1.93	$1.39

*The results for December 2019 include the results of Rudolph Technologies Inc. through October 25, 2019 and Onto Innovation from October 26 to December 31, 2019.

ONTO INNOVATION INC

SUPPLEMENTAL INFORMATION - RECONCILIATION OF FIRST QUARTER 2021

GAAP TO NON-GAAP GUIDANCE

	Low	High
Estimated GAAP net income per diluted share	$0.35	$0.49
Estimated pre-tax non-GAAP items:
Merger related expenses	$0.03	$0.03
Amortization of intangibles	$0.29	$0.29
Net tax benefit adjustments	($0.05)	($0.05)
Estimated non-GAAP net income per diluted share	$0.62	$0.76

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